Exhibit 99.1

                  THE J. M. SMUCKER COMPANY ANNOUNCES PLANS TO
                  ACQUIRE ONE MILLION SHARES UNDER RULE 10b5-1

ORRVILLE, Ohio, February 24, 2006 -- The J. M. Smucker Company (NYSE: SJM) today announced that it has entered into a Rule 10b5-1 trading plan with a broker to facilitate the repurchase of up to one million of its common shares under its previously announced share repurchase authorization.

Rule 10b5-1 allows a company to purchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. The shares to be repurchased under the Company's 10b5-1 plan would be part of the share repurchase authorization approved by the Company's Board of Directors in January 2006 to repurchase up to two million of its common shares.

The 10b5-1 share purchase period will commence on Monday, February 27, 2006. Purchases will be affected by a broker and will be based upon the guidelines and parameters of the 10b5-1 plan. The aggregate amount of shares purchased pursuant to the plan will not exceed one million shares. There is no guarantee as to the exact number of shares that will be repurchased under the share repurchase program, and the Company may discontinue purchases at any time. Repurchased shares would be returned to the status of authorized but unissued common shares.

ABOUT THE J. M. SMUCKER COMPANY

The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). The family of brands also includes Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 109 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine's annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The J. M. Smucker Company has over 3,500 employees worldwide and distributes products in more than 45 countries.

THE J. M. SMUCKER COMPANY FORWARD-LOOKING LANGUAGE

The Company notes that forward-looking statements of future performance contained in this release are based upon current plans, expectations, events and financial and industry trends, which may cause the Company's future operating results and financial position to differ materially from those suggested here, including demand for and acceptance of the Company's products, competition, statements concerning the commencement of repurchases under the plan, the expected termination date of the plan, general economic conditions and other factors affecting share price and capital markets, generally. Such statements involve risks and uncertainties, which cannot be predicted or quantified. Historical results achieved are not necessarily indicative of future prospects of the Company.

CONTACTS:

The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Vice President, Chief Financial Officer and Treasurer

George G. Sent, Jr.
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Director, Corporate Communications